Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2024 FIRST QUARTER FINANCIAL RESULTS AND QUARTERLY DIVIDEND

Contact:	Kathleen J. Chappell, Executive Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (April 26, 2024) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke, whose divisions include Bank of Clarke Wealth Management, announced its first quarter 2024 results. On April 24, 2024, the Board of Directors announced a quarterly common stock cash dividend of $0.30 per common share, payable on May 17, 2024, to shareholders of record on May 6, 2024. Select highlights for the first quarter (compared to the fourth quarter of 2023) include:

•
Noninterest expenses decreased $903 thousand or 6.8% during the quarter.
•
Efficiency ratio decreased to 77.73% during the quarter from 83.01%.
•
Earnings per share increased by $0.03 for the quarter to $0.72.

Brandon Lorey, President and CEO, stated, "We are pleased with our strong performance in the first quarter, which reflects the effectiveness of our business strategy and the dedication of our team. With improved efficiencies, Net Interest Margin, and Earnings Per Share, we are well positioned for 2024. Despite the evolving market landscape, we remain committed to delivering value to our clients and shareholders while pursuing sustainable growth opportunities."

Income Statement Review

Total loan interest income was $20.0 million and $19.4 million for the quarters ended March 31, 2024 and December 31, 2023, respectively. Total loan interest income was $17.2 million for the quarter ended March 31, 2023. Total loan interest income increased $2.8 million or 16.3% from the quarter ended March 31, 2023 to the quarter ended March 31, 2024. Average loans for the quarter ended March 31, 2024 were $1.45 billion compared to $1.37 billion for the quarter ended March 31, 2023. The tax equivalent yield on average loans for the quarter ended March 31, 2024 was 5.54%, an increase of 44 basis points from the 5.10% average yield for the same time period in 2023. The increase in loan interest income during the first quarter of 2024 compared to the fourth quarter of 2023 is mainly due to the increase in the average loans outstanding during the period. The majority of the increase compared to March 31, 2023 can be attributed to the current rising interest rate environment and the increase in the average loans outstanding during the period.

Interest and dividend income from the investment portfolio was $919 thousand for the quarter ended March 31, 2024 compared to $932 thousand for the quarter ended December 31, 2023. Interest income and dividend income from the investment portfolio was $891 thousand for the quarter ended March 31, 2023. The tax equivalent yield on average investments for the quarter ended March 31, 2024 was 2.58%, down five basis points from 2.63% for the quarter ended December 31, 2023 and up 29 basis points from 2.26% for the quarter ended March 31, 2023.

Total interest expense was $9.5 million for the three months ended March 31, 2024 and $9.7 million and $5.9 million for three months ended December 31, 2023 and March 31, 2023, respectively. The decline in interest expense between March 31, 2024 and December 31, 2023 was due mostly to a reduction in average noninterest-bearing liabilities during the period. The increase in interest expense from March 31, 2023 to March 31, 2024 resulted from increases on rates paid on deposit accounts and Federal Home Loan Bank advances entered into during 2022 and 2023 with varying interest rates and terms. The average cost of interest-bearing liabilities increased one and 87 basis points when comparing the quarter ended March 31, 2024 to the quarters ended December 31, 2023 and March 31, 2023, respectively. The average balance of interest-bearing liabilities decreased $18.6 million from the quarter ended December 31, 2023 to the quarter ended March 31, 2024. The average balance of interest-bearing liabilities increased $170.6 million from the quarter ended March 31, 2023 to the same period in 2024. In addition to the growth in interest-bearing liabilities, there has been a shift in the mix of interest-bearing deposits towards higher interest-bearing deposits.

Net interest income for the quarter ended March 31, 2024 was $12.4 million reflecting an increase of 1.1% from the quarter ended December 31, 2023 and a decrease of 1.7% from the quarter ended March 31, 2023. Net interest income was $12.3 million and $12.6 million for the quarters ended December 31, 2023 and March 31, 2023, respectively.

Net income for the quarter ended March 31, 2024 was $2.5 million reflecting an increase of 6.4% from the quarter ended December 31, 2023 and a decrease of 1.4% from the quarter ended March 31, 2023. The increase from the quarter ended December 31, 2023 was due mainly to the $664 thousand decrease in salaries and employee benefits largely due to larger incentive accruals that needed to be made in the fourth quarter of 2023 as employees reached certain goals. Net income was $2.4 million for the three-month period ended December 31, 2023 and $2.6 million for the quarter ended March 31, 2023.

The net interest margin was 2.91% for the quarter ended March 31, 2024. For the quarters ended December 31, 2023 and March 31, 2023, the net interest margin was 2.85% and 3.27%, respectively. The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%.

Noninterest income was $3.5 million for the quarter ended March 31, 2024, which represented a decrease of $182 thousand or 5.0% from the $3.7 million for the three months ended December 31, 2023. Noninterest income for the quarter ended March 31, 2023 was $3.5 million. The decrease from the quarter ended December 31, 2023 was mainly due to the reduction of gains on loans held for sale.

Noninterest expense decreased $903 thousand, or 6.8%, to $12.4 million for the quarter ended March 31, 2024 from $13.3 million for the quarter ended December 31, 2023. Noninterest expense was $12.4 million for the quarter ended March 31, 2023, representing an decrease of $9 thousand or 0.1% when comparing the quarter ended March 31, 2024 to the quarter ended March 31, 2023. A decrease in salaries and benefits expenses was noted between March 31, 2024 and December 31, 2023. This is mainly due to larger incentive accruals that needed to be made in the fourth quarter of 2023 as employees reached certain goals.

Asset Quality and Provision for Credit Losses

Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets decreased from $6.1 million or 0.34% of total assets at December 31, 2023 to $5.0 million or 0.28% of total assets at March 31, 2024. Nonperforming assets were $2.0 million at March 31, 2023. Total nonaccrual loans were $4.2 million at March 31, 2024 and $5.7 million at December 31, 2023. Nonaccrual loans were $1.8 million at March 31, 2023. Nonperforming assets decreased between December 31, 2023 and March 31, 2024 mainly due to one large relationship paying off. Nonaccrual loans, and in turn nonperforming assets, increased during 2023 due mainly to two loan relationships, one residential real estate relationship totaling $1.1 million and a non-owner occupied commercial real estate loan in the amount of $2.4 million. The majority of all nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans. Other real estate owned was zero at March 31, 2024, December 31, 2023 and March 31, 2023.

The Company realized $520 thousand in net charge-offs for the quarter ended March 31, 2024 compared to $383 thousand for the three months ended December 31, 2023. During the three months ended March 31, 2023, $709 thousand in net charge-offs were recognized.

The amount of provision for credit losses reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for credit losses. The Company recorded $475 thousand in provision for credit loss for the quarter ended March 31, 2024 due mainly to replacing the charge-offs that occurred during the quarter. The Company recognized provision for credit losses of $366 thousand and $664 thousand for the quarters ended December 31, 2023 and March 31, 2023, respectively. The provision for the quarters ended December 31, 2023 and March 31, 2023 was mainly needed to keep pace with strong loan growth.

The ratio of allowance for credit losses to total loans was 1.00% and 0.99% at March 31, 2024 and December 31, 2023, respectively. The ratio of allowance for loan losses to total loans was 1.00% at March 31, 2023. The ratio of allowance for credit losses to total nonaccrual loans was 347.64% and 256.74% at March 31, 2024 and December 31, 2023, respectively. The ratio of allowance for loan losses to total nonaccrual loans was 758.56% at March 31, 2023. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.

Balance Sheet

Total consolidated assets of the Company at March 31, 2024 were $1.78 billion, which represented a decrease of $42.7 million or 2.34% from total assets of $1.83 billion at December 31, 2023. At March 31, 2023, total consolidated assets were $1.76 billion. Much of the decline in consolidated assets during the quarter ended March 31, 2024 was due to the decrease in net loans. Most of the decrease in loans during the quarter was in consumer and commercial & industrial loans. The majority of growth in consolidated assets between March 31, 2023 and March 31, 2024 was due to growth in net loans. Much of the loan growth was in consumer real estate.

Total cash and cash equivalents (including cash and due from banks and federal funds sold) decreased $10.7 million or 7.8% as of March 31, 2024, compared to December 31, 2023. Cash and cash equivalents decreased as a percentage of total assets to 7.2% as of March 31, 2024 as compared to 7.6% at December 31, 2023 and 7.3% at March 31, 2023. The year over year and prior quarter change was minimal.

At March 31, 2024, total securities available for sale were $141.1 million, a decrease of $5.9 million from December 31, 2023, and a decrease of $19.1 million from March 31, 2023. At March 31, 2024, total net unrealized losses on the AFS securities portfolio were $25.1 million, an increase of $2.3 million from total net unrealized losses on AFS securities of $22.8 million at December 31, 2023 and an increase of $3.0 million from March 31, 2023.

Total net loans decreased $23.6 million from $1.45 billion at December 31, 2023 to $1.42 billion at March 31, 2024. During the quarter ended March 31, 2024, through the normal course of business, $10.2 million in mortgage loans were sold on the secondary market. These loan sales resulted in net gains of $161 thousand. In addition, consumer loans decreased by $7.3 million due to a large loan payoff during the first quarter.

On August 23, 2023, the Company completed the sale of its marine finance business, operating under the name LaVictoire Finance, to Axos Bank. Under the Asset Purchase Agreement, Axos Bank agreed to assume the servicing of Bank of Clarke’s retail marine loans and those of third parties, each of which were previously being serviced by Bank of Clarke. All LaVictoire Finance employees became employees of Axos Bank. Pursuant to the Loan Purchase Agreement, Axos Bank acquired all the marine vessel dealer floor plans loans currently held by Bank of Clarke at par value. The acquired loans had an aggregate principal balance of approximately $52.8 million as of the date of the Loan Purchase Agreement. All marine finance loans, with a balance of $247.0 million as of March 31, 2024, are still assets of Bank of Clarke.

Total deposits decreased to $1.47 billion as of March 31, 2024 when compared to December 31, 2023 deposits of $1.51 billion. At March 31, 2023 total deposits were $1.39 billion. During the first quarter of 2024, total deposits decreased $32.4 million. The majority of this decrease was due to time deposit balances decreasing by $30.9 million. Time deposits as a percentage of total deposits have increased from 19.6% at March 31, 2023 to 25.9% at March 31, 2024. Time deposits as a percentage of total deposits decreased from 27.4% at December 31, 2023. The increase in deposits between March 31, 2023 and March 31, 2024 was mainly due to the core growth at a rate of 111.9% compared to non-core decline at 11.9%. At March 31, 2024, over 75% of deposits were fully FDIC insured.

The Company had $155.0 million and $165.0 million, respectively, in outstanding borrowings from the Federal Home Loan Bank of Atlanta at March 31, 2024 and December 31, 2023. There was $220.0 million in outstanding borrowings from the Federal Home Loan Bank as of March 31, 2023. The average rate paid on Federal Home Loan Bank advances as of March 31, 2024 and December 31, 2023 was 4.71% and 4.76%, respectively. These borrowings were used mainly to fund the strong loan growth that occurred during 2023.

On March 31, 2022, the Company entered into Subordinated Note Purchase Agreements with certain qualified institutional buyers and accredited institutional investors, pursuant to which the Company issued 4.50% Fixed-to-Floating Rate Subordinated Notes due 2032, in the aggregate principal amount of $30.0 million.

Shareholders’ equity was $107.7 million and $108.4 million at March 31, 2024 and December 31, 2023, respectively. Shareholders’ equity was $104.5 million at March 31, 2023. Shareholders’ equity has been impacted by an accumulated other comprehensive loss related to securities available-for-sale. These unrealized losses are primarily a result of rapid increases in interest rates during 2022 and 2023. The book value of the Company at March 31, 2024 was $30.28 per common share. Total common shares outstanding were 3,557,229 at March 31, 2024. On April 24, 2024, the Board of Directors announced a quarterly common stock cash dividend of $0.30 per common share, payable on May 17, 2024, to shareholders of record on May 6, 2024.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: changes in interest rates and general economic conditions; the legislative and regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve; changes in interest rates; the quality or composition of the Company’s loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; acquisitions and dispositions; the Company’s ability to keep pace with new technologies; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyberattacks; the Company’s capital and liquidity; changes in tax and accounting rules, principles, policies and guidelines; and other factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	1Q24	4Q23	3Q23	2Q23	1Q23
Net Income (dollars in thousands)	$2,548	$2,395	$2,319	$2,058	$2,585
Earnings per share, basic	$0.72	$0.69	$0.66	$0.58	$0.73
Earnings per share, diluted	$0.72	$0.69	$0.66	$0.58	$0.73
Return on average total assets	0.57%	0.53%	0.51%	0.48%	0.63%
Return on average total equity	9.41%	9.33%	8.87%	7.93%	9.99%
Dividend payout ratio	41.67%	43.48%	45.45%	51.72%	41.10%
Fee revenue as a percent of total revenue	18.11%	17.32%	16.95%	18.01%	16.33%
Net interest margin(1)	2.91%	2.85%	2.93%	2.99%	3.27%
Yield on average earning assets	5.13%	5.10%	5.03%	4.88%	4.79%
Rate on average interest-bearing liabilities	3.10%	3.09%	2.98%	2.71%	2.23%
Net interest spread	2.03%	2.01%	2.05%	2.17%	2.56%
Tax equivalent adjustment to net interest income (dollars in thousands)	$29	$29	$28	$25	$26
Non-interest income to average assets	0.78%	0.80%	0.93%	0.78%	0.85%
Non-interest expense to average assets	2.79%	2.92%	3.13%	3.00%	3.00%
Efficiency ratio(2)	77.73%	83.01%	84.71%	81.91%	76.52%

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	1Q24	4Q23	3Q23	2Q23	1Q23
BALANCE SHEET RATIOS
Loans to deposits	97.63%	97.10%	96.17%	100.89%	100.77%
Average interest-earning assets to average-interest bearing liabilities	139.97%	137.35%	142.07%	142.63%	146.06%
PER SHARE DATA
Dividends	$0.30	$0.30	$0.30	$0.30	$0.30
Book value	30.28	30.78	28.74	29.47	29.65
Tangible book value	30.28	30.78	28.74	29.47	29.65
SHARE PRICE DATA
Closing price	$29.85	$30.00	$31.90	$30.50	$33.96
Diluted earnings multiple(1)	10.36	11.03	12.08	13.15	11.63
Book value multiple(2)	0.99	0.97	1.11	1.04	1.15
COMMON STOCK DATA
Outstanding shares at end of period	3,557,229	3,520,894	3,520,894	3,528,240	3,522,874
Weighted average shares outstanding	3,557,203	3,520,894	3,523,943	3,526,934	3,522,431
Weighted average shares outstanding, diluted	3,557,203	3,520,894	3,523,943	3,526,934	3,522,431
CAPITAL RATIOS (BANK ONLY)
Leverage ratio	8.77%	8.48%	8.36%	8.61%	9.02%
CREDIT QUALITY
Net charge-offs to average loans	0.04%	0.03%	0.01%	(0.01)%	0.00%
Total non-performing loans to total loans	0.32%	0.40%	0.40%	0.23%	0.14%
Total non-performing assets to total assets	0.28%	0.34%	0.33%	0.19%	0.11%
Non-accrual loans to:
total loans	0.29%	0.39%	0.40%	0.21%	0.13%
total assets	0.23%	0.31%	0.32%	0.17%	0.10%
Allowance for credit/loan losses to:
total loans	1.00%	0.99%	1.01%	0.99%	1.00%
non-performing assets	290.00%	236.43%	242.83%	433.94%	702.77%
non-accrual loans	347.64%	256.74%	255.80%	466.74%	758.56%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$411	$181	$0	$235	$146
Non-accrual loans	4,156	5,645	5,697	3,109	1,839
Other real estate owned and repossessed assets	415	304	304	—	—
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$705	$427	$187	$52	$75
(Recoveries)	(185)	(44)	(31)	(202)	(21)
Net charge-offs (recoveries)	520	383	156	(150)	54
PROVISION FOR CREDIT LOSSES (dollars in thousands)	$475	$366	$1,283	$403	$709
ALLOWANCE FOR CREDIT LOSSES (dollars in thousands)	$14,448	$14,493	$14,573	$14,511	$13,950
(1)
The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.
(2)
The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited 03/31/2024	Audited 12/31/2023	Unaudited 09/30/2023	Unaudited 06/30/2023	Unaudited 03/31/2023
Assets
Cash and due from banks	$68,280	$112,066	$63,239	$48,907	$117,342
Federal funds sold	59,353	26,287	78,799	29,988	11,373
Securities available for sale, at fair value	141,106	147,011	142,559	151,513	160,192
Loans held for sale	1,593	1,661	3,564	3,570	—
Loans, net of allowance for credit losses	1,424,604	1,448,193	1,426,412	1,456,459	1,386,750
Bank premises and equipment, net	17,954	18,108	18,421	18,064	17,827
Bank owned life insurance	29,843	29,575	24,404	24,219	24,041
Other assets	40,168	42,696	44,072	43,996	39,197
Total assets	$1,782,901	$1,825,597	$1,801,470	$1,776,716	$1,756,722
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$424,869	$436,619	$430,910	$433,220	$464,123
Savings and interest bearing demand deposits	666,730	656,439	656,111	645,834	652,802
Time deposits	382,343	413,264	411,359	378,954	273,026
Total deposits	$1,473,942	$1,506,322	$1,498,380	$1,458,008	$1,389,951
Federal funds purchased	347	—	—	—	—
Federal Home Loan Bank advances, short-term	10,000	—	—	25,000	125,000
Federal Home Loan Bank advances, long-term	145,000	165,000	145,000	145,000	95,000
Subordinated debt	29,461	29,444	29,428	29,411	29,394
Other liabilities	16,446	16,452	27,479	15,327	12,917
Commitments and contingent liabilities	—	—	—	—	—
Total liabilities	$1,675,196	$1,717,218	$1,700,287	$1,672,746	$1,652,262
Shareholders' Equity
Preferred stock, $10 par value	—	—	—	—	—
Common stock, $2.50 par value	8,705	8,660	8,660	8,661	8,651
Surplus	14,368	14,280	13,970	13,881	13,435
Retained earnings	104,449	103,445	102,106	100,844	99,845
Accumulated other comprehensive (loss)	(19,817)	(18,006)	(23,553)	(19,416)	(17,471)
Total shareholders' equity	$107,705	$108,379	$101,183	$103,970	$104,460
Total liabilities and shareholders' equity	$1,782,901	$1,825,597	$1,801,470	$1,776,716	$1,756,722

EAGLE FINANCIAL SERVICES, INC.

LOAN DATA

(dollars in thousands)

	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023
Mortgage real estate loans:
Construction & Secured by Farmland	$82,692	$84,145	$80,012	$95,433	$90,660
HELOCs	46,329	47,674	44,719	44,333	41,827
Residential First Lien - Investor	113,813	117,431	120,547	117,265	113,483
Residential First Lien - Owner Occupied	181,323	178,180	162,919	142,417	130,383
Residential Junior Liens	12,690	12,831	12,284	11,869	11,142
Commercial - Owner Occupied	254,744	251,456	244,088	243,610	238,578
Commercial - Non-Owner Occupied & Multifamily	344,192	348,879	355,122	350,210	353,330
Commercial and industrial loans:
BHG loans	4,740	5,105	5,419	5,747	6,185
SBA PPP loans	45	51	57	62	69
Other commercial and industrial loans	95,327	102,672	91,411	95,012	95,943
Marine loans	247,042	251,168	260,518	299,304	253,893
Triad Loans	25,335	25,877	26,519	27,157	27,795
Consumer loans	9,194	16,542	16,019	16,486	16,046
Overdrafts	1,559	253	207	308	151
Other loans	12,466	12,895	13,089	13,805	13,608
Total loans	$1,431,491	$1,455,159	$1,432,930	$1,463,018	$1,393,093
Net deferred loan costs and premiums	7,561	7,527	8,055	7,952	7,609
Allowance for credit/loan losses	(14,448)	(14,493)	(14,573)	(14,511)	(13,950)
Net loans	$1,424,604	$1,448,193	$1,426,412	$1,456,459	$1,386,752

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023
Interest and Dividend Income
Interest and fees on loans	$19,963	$19,420	$20,179	$18,754	$17,167
Interest on federal funds sold	39	71	51	28	10
Interest and dividends on securities available for sale:
Taxable interest income	758	771	781	785	804
Interest income exempt from federal income taxes	5	4	3	5	4
Dividends	156	157	147	136	83
Interest on deposits in banks	991	1,592	1,030	656	490
Total interest and dividend income	$21,912	$22,015	$22,191	$20,364	$18,558
Interest Expense
Interest on deposits	$7,424	$7,658	$6,978	$5,535	$3,459
Interest on federal funds purchased	—	—	—	—	70
Interest on Federal Home Loan Bank advances	1,710	1,714	1,943	2,032	2,031
Interest on subordinated debt	354	354	354	355	354
Total interest expense	$9,488	$9,726	$9,275	$7,922	$5,914
Net interest income	$12,424	$12,289	$12,916	$12,442	$12,644
Provision For Credit Losses	475	366	216	403	664
Net interest income after provision for credit losses	$11,949	$11,923	$12,700	$12,039	$11,980
Noninterest Income
Wealth management fees	$1,456	$1,315	$1,190	$1,263	$1,158
Service charges on deposit accounts	454	467	460	447	436
Other service charges and fees	969	979	1,252	1,135	1,047
Gain on the sale of marine finance business	—	(28)	463	—	—
Gain (loss) on the sale of bank premises and equipment	—	—	7	7	—
(Loss) on the sale of AFS securities	—	—	—	—	—
Gain on sale of loans HFS	161	515	265	192	456
Officer insurance income	267	171	184	179	179
Other operating income	164	234	388	134	250
Total noninterest income	$3,471	$3,653	$4,209	$3,357	$3,526
Noninterest Expenses
Salaries and employee benefits	$7,185	$7,849	$7,598	$7,561	$7,298
Occupancy expenses	569	581	570	533	518
Equipment expenses	373	320	341	315	323
Advertising and marketing expenses	237	291	228	342	296
Stationery and supplies	24	44	69	56	22
ATM network fees	380	421	426	365	351
Other real estate owned expenses	—	—	—	—	5
(Gain) on the sale of other real estate owned	—	—	—	—	(7)
FDIC assessment	409	478	495	346	266
Computer software expense	233	373	396	281	310
Bank franchise tax	331	339	340	313	263
Professional fees	506	577	497	753	713
Data processing fees	565	513	542	478	402
Other operating expenses	1,565	1,494	2,631	1,612	1,626
Total noninterest expenses	$12,377	$13,280	$14,133	$12,955	$12,386
Income before income taxes	$3,043	$2,296	$2,776	$2,441	$3,120
Income Tax Expense (Benefit)	495	(99)	457	383	535
Net income	$2,548	$2,395	$2,319	$2,058	$2,585
Earnings Per Share
Net income per common share, basic	$0.72	$0.68	$0.66	$0.58	$0.73
Net income per common share, diluted	$0.72	$0.68	$0.66	$0.58	$0.73

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	Three Months Ended
	March 31, 2024			December 31, 2023			March 31, 2023
		Interest			Interest			Interest
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
Assets:	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Securities:
Taxable	$142,700	$914	2.58%	$139,978	$928	2.63%	$157,078	$886	2.29%
Tax-Exempt (1)	499	6	4.08%	485	5	4.13%	545	6	4.16%
Total Securities	$143,199	$920	2.58%	$140,463	$933	2.63%	$157,623	$892	2.29%
Loans:
Taxable	$1,433,871	$19,858	5.57%	$1,434,928	$19,316	5.34%	$1,355,259	$17,076	5.11%
Non-accrual	5,618	—	—%	5,452	—	—%	2,093	—	—%
Tax-Exempt (1)	10,706	133	4.99%	10,602	132	4.95%	9,594	116	4.91%
Total Loans	$1,450,195	$19,991	5.54%	$1,450,982	$19,448	5.32%	$1,366,946	$17,192	5.10%
Federal funds sold and interest-bearing deposits in other banks	127,205	1,030	3.26%	122,502	1,663	5.39%	48,779	500	4.16%
Total earning assets	$1,720,599	$21,941	5.13%	$1,713,947	$22,044	5.10%	$1,573,348	$18,584	4.79%
Allowance for loan losses	(14,536)			(14,420)			(13,426)
Total non-earning assets	53,112			103,876			97,863
Total assets	$1,759,175			$1,803,403			$1,657,785
Liabilities and Shareholders' Equity:
Interest-bearing deposits:
NOW accounts	$256,282	$1,497	2.35%	$258,935	$1,582	2.42%	$236,210	$1,055	1.81%
Money market accounts	263,755	1,413	2.15%	257,360	1,297	2.00%	258,077	841	1.32%
Savings accounts	138,737	41	0.12%	140,445	42	0.12%	166,803	53	0.13%
Time deposits:
$250,000 and more	143,294	1,701	4.77%	148,133	1,758	4.71%	77,777	567	2.96%
Less than $250,000	251,853	2,772	4.43%	267,873	2,979	4.41%	128,118	943	2.99%
Total interest-bearing deposits	$1,053,921	$7,424	2.83%	$1,072,746	$7,658	2.83%	$866,985	$3,459	1.62%
Federal funds purchased	11	—	—%	—	—	—%	11,179	70	2.54%
Federal Home Loan Bank advances	145,879	1,710	4.72%	145,652	1,714	4.67%	169,667	2,031	4.85%
Subordinated debt	29,450	354	4.84%	29,434	354	4.78%	29,383	354	4.89%
Total interest-bearing liabilities	$1,229,261	$9,488	3.10%	$1,247,832	$9,726	3.09%	$1,077,214	$5,914	2.23%
Noninterest-bearing liabilities:
Demand deposits	405,166			432,767			462,265
Other Liabilities	17,268			20,948			14,567
Total liabilities	$1,651,695			$1,701,547			$1,554,046
Shareholders' equity	107,480			101,856			103,739
Total liabilities and shareholders' equity	$1,759,175			$1,803,403			$1,657,785
Net interest income		$12,453			$12,318			$12,670
Net interest spread			2.03%			2.01%			2.56%
Interest expense as a percent of average earning assets			2.22%			2.25%			1.52%
Net interest margin			2.91%			2.85%			3.27%

(1)
Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023
GAAP Financial Measurements:
Interest Income - Loans	$19,963	$19,420	$20,179	$18,754	$17,167
Interest Income - Securities and Other Interest-Earnings Assets	1,949	2,595	2,012	1,610	1,391
Interest Expense - Deposits	7,424	7,658	6,978	5,535	3,459
Interest Expense - Other Borrowings	2,064	2,068	2,297	2,387	2,455
Total Net Interest Income	$12,424	$12,289	$12,916	$12,442	$12,644
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$28	$28	$27	$24	$25
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	1	1	1	1	1
Total Tax Benefit on Tax-Exempt Interest Income	$29	$29	$28	$25	$26
Tax-Equivalent Net Interest Income	$12,453	$12,318	$12,944	$12,467	$12,670